Exhibit 4. 15

DATED March 15, 2007

THINKPLUS INVESTMENTS LIMITED

(as the issuer)

and

ULTRA LINK HOLDINGS LIMITED

SPACE LINK HOLDINGS LIMITED

(as the subscribers)

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is dated on March 15, 2007 in Beijing, PRC, and is made

Among

Thinkplus Investments Limited (the “Company”), incorporated under the laws of Cayman Islands with its registered office at the offices of Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies;

Ultra Link Holdings Limited (the “Ultra”), incorporated under the laws of British Virgin Island with its registered office at 2nd Floor, Abbott Building, Road Town, Tortola, British Virgin Islands;

and

Space Link Holdings Limited (the “Space”), incorporated under the laws of British Virgin Island with its registered office at 2nd Floor, Abbott Building, Road Town, Tortola, British Virgin Islands.

Ultra and Space are collectively referred to as the “Subscribers” and individually as a “Subscriber”.

The Company and the Subscribers are collectively referred to as the “Parties” and individually as a “Party”.

Recital:

A.	Subject to this Agreement, the Company has agreed to issue the Tranche A Shares (as defined hereinafter) to the Subscribers, and the Subscribers have agreed to subscribe for the Tranche A Shares and undertake the non-competition obligations to the Company;

B.	Subject to this Agreement, the Company has agreed to provide the Loan (as defined hereinafter) to the Subscribers and the Subscribers have agreed to pledge the Tranche A Shares to the Company accordingly;

C.	The obligations of the Parties referred to in Recitals A and B are subject to satisfaction or waiver of the conditions precedent hereunder.

Therefore, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.1 Specific Definitions

As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

(a)	“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the PRC or Hong Kong Special Administrative Region (“Hong Kong”) are authorized or obliged by applicable law to be closed.

(b)	“Completion” means the Tranche A Completion or Tranche B Completion, as the case may be, and Complete has a corresponding meaning.

(c)	“Confidential Information” means all confidential, non-public or proprietary information regardless of how the information is stored or delivered, exchanged between the Parties before, on or after the date of this Agreement relating to the business, technology or other affairs of the Party who provides the information, but excludes information which:

(i)	is in or becomes part of the public domain other than through a breach of this Agreement or an obligation of confidence owed to the party to whom the information belongs;

(ii)	the recipient of the information can prove was already known to it at the time of disclosure by the party to whom the information belongs (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(iii)	the recipient acquires from a source other than the party to whom the information belongs, where such source is entitled to disclose it.

(d)	“Encumbrance” means any mortgage, pledge, option, right of first refusal or any other kind of security interest or claim against a proprietary right.

(e)	“Equity Transfer Agreement” means the equity transfer agreement in relation to 100% of equity interests of Beijing Yinnuowei Science and Technology Co., Ltd. (“Yinnuowei”) to be entered into by and among Worksoft Creative Software Technology Co., Ltd. (“Worksoft”), the Company’s 100% owned subsidiary, and Mr. Yu Hao and Mr. Wei Wei on the same date of this Agreement.

(f)	“IPO” means the Company’s initial public offering at any stock exchange.

(g)	“Loan” means the loan to be made by the Company to the Subscribers pursuant to Section 6.2 of this Agreement.

(h)	“Net Assets” shall have the meaning ascribed to such term under the US GAAP.

(i)	“Net Profits” shall have the meaning ascribed to such term under the US GAAP.

(j)	“PRC” means the People’s Republic of China excluding, for the purpose of this Agreement, Hong Kong Special Administrative Region and Macau Special Administrative Region and Taiwan.

(k)	“Qualified Employees” means employees of Yinnuowei and/or the Subsidiaries which are otherwise defined by the Subscribers as eligible for the Stock Options.

(l)	“RMB” means Renminbi, the lawful currency of the PRC.

(m)	“Shares” means the ordinary shares of the Company.

(n)	“Stock Options” means the Tranche A Stock Options and Tranche B Stock Options.

(o)	“Subsidiaries” means Hangzhou Yinnuo Taike Science and Technology Co., Ltd. .

(p)	“Tranche A Completion” means the completion of the issue and allotment of the Tranche A Shares and completion of the Company’s undertaking on issuance of the Tranche A Stock Options in accordance with this Agreement.

(q)	“Tranche B Completion” means the completion of the Tranche B Cash Payment and completion of the Company’s undertaking on issuance of the Tranche B Stock Options in accordance with this Agreement.

(r)	“Tranche A Completion Date” means 7 Business Days after the fulfillment of the last condition precedent under Section 2.3 or any other date agreed by the Company and the Subscribers.

(s)	“Tranche B Completion Date” means 7 Business Days after the fulfillment of the last condition precedent under Section 4.3 or any other date agreed by the Company and the Subscribers, which shall be no later than March 31, 2008.

(t)	“Tranche A Shares” means the Shares to be subscribed by the Subscribers pursuant to Article 2 of this Agreement.

(u)	“Tranche B Cash Payment” means the cash payment to be made by the Company to the Subscribers pursuant to Article 4 of this Agreement.

(v)	“Tranhce A Stock Options” means the stock options to be issued by the Company to the Qualified Employees pursuant to Article 2 of this Agreement and the Company’s stock option plan dated November 3, 2005.

(w)	“Tranhce B Stock Options” means the stock options to be issued by the Company to Qualified Employees pursuant to Article 4 of this Agreement and the Company’s stock option plan dated November 3, 2005.

(x)	“USD” means US dollars, the lawful currency of the United State of America.

(y)	“US GAAP” means the general accepted accounting principles in the United States of America.

Section 1.2 Other Terms Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

Section 1.3 General interpretation

Unless the contrary intention appears a reference in this Agreement to:

(a)	(clauses, annexures and schedules) a clause, annexure or schedule is a reference to a clause in or annexure or schedule to this Agreement;

(b)	(variations or replacement) a document (including this Agreement) includes any variation or replacement of it;

(c)	(reference to statutes) a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)	(law) means common law, principles of equity, and statutes;

(e)	(singular includes plural) the singular includes the plural and vice versa;

(f)	(person) the word “person” includes an individual, a firm, a body corporate, a partnership, joint venture, an unincorporated body or association or any government agency;

(g)	(executors, administrators, successors) a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(h)	(two or more persons) an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

(i)	(jointly and severally) an agreement, representation or warranty by two or more persons binds them jointly and each of them individually;

(j)	(calculation of time) if a period of time dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(k)	(reference to a day) a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later on any business day;

(l)	(reference to a group of persons) a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

(m)	(meaning not limited) the words “include”, “including”, “for example” or “such as” are not used as, nor is it to be interpreted as, a word of limitation and when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind.

Section 1.4 Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this Agreement.

ARTICLE 2 Tranche A Shares and Tranche A Stock Options

Section 2.1 Tranche A Shares and Tranche A Stock Options

(a) The Company agrees to issue and allot and the Subscribers agree to subscribe for the Tranche A Shares on the terms and conditions of this Agreement.

(b) The Company further undertakes to issue the Tranche A Stock Options to the Qualified Employees prior to the Tranche B Completion Date on the terms and conditions of this Agreement and the Company’s stock option plan dated November 3, 2005.

Section 2.2 Consideration for Tranche A Shares

The consideration for the Company’s issuance and allotment of the Tranche A Shares is the Subscribers’ undertaking not to compete with Worksoft, Yinnuowei and the Subsidiaries after the effectiveness of the Equity Transfer Agreement in any way including without limitation by setting up joint venture or partnership, by recruiting employees of Worksoft, Yinnuowei and the Subsidiaries, by contract arrangement, or by provision of funds, for a period starting from the date of this Agreement and ending on December 31, 2010.

Section 2.3 Conditions to Tranche A Completion

Completion of the subscription of the Tranche A Shares and the Company’s undertaking on issuance of the Tranche A Stock Options is conditional on:

(a) (Audit on Yinnuowei for Year 2006) the financial statement of Yinnuowei for the year of 2006 has been audited by the accounting firm designated by the Company in accordance with the US GAAP. The audit shall occur and be completed within the first 3 calendar months of 2007.

(b) (Shareholders’ approval) the shareholders of the Company (in respect of both Shares and preferred shares) approving or consenting to the issue of the Tranche A Shares and Tranche A Stock Options.

(c) (Board approval) the board of directors of the Company having duly approved the issue of the Tranche A Shares and the Tranche A Stock Options.

(d) (Governmental approvals) if legally required, each Subscriber having used its reasonable endeavors to obtain all necessary Chinese governmental approvals for the subscription of the Tranche A Shares and produced the approval documents to the Company.

(e) (Completion of Equity Transfer) the equity transfer under the Equity Transfer Agreement has been completed, evidenced by Worksoft being registered as the sole shareholder of Yinnuowei and representatives of Worksoft have been appointed to be all the directors of Yinnuowei.

(f) (Signing of Employment Agreement and Non-competition Agreement) Yu Hao (Chinese ID number: 413028197107304635) and Wei Wei (Chinese ID number: 130202197312090637) have respectively entered into employment agreements and non-competition agreements with Yinnuowei (collectively referred to as the “Employment Agreements”) in a form as specified in the Equity Transfer Agreement.

(g) (Representations and Warranties) the representations and warranties of the Subscribers under Section 8.1 of this Agreement and the representations and warranties of Mr. Yu Hao and Mr. Wei Wei under Article 4 and Schedule 3 of the Equity Transfer Agreement shall be true and correct as of the Tranche A Completion Date for the Tranche A Shares in all material respects, and the Subscribers shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to or on the Tranche A Completion Date.

The Parties hereby agree that the conditions precedent under this Section 2.3 shall be satisfied or waived by the Company by April 30, 2007.

Section 2.4 Determination of Number of the Tranche A Shares

The number of Shares for the Tranche A Shares shall be calculated based on the following formula:

X =	A - B C x D

X =	the number of the Tranche A Shares
A =	RMB 24,700,000
B =	the shortfall of the Net Assets value of Yinnuowei shown on the balance sheet as of December 31, 2006, audited by the accounting firm appointed by the Company, from the sum of RMB 16,000,000. The Net Assets value of Yinnuowei shown on the balance sheet as of December 31, 2006 shall exclude the aggregate amount of account receivables of Yinnuowei whose aging is over 270 days.
C =	USD4.00
D =	7.7815, the exchange rate between USD and RMB on January 23, 2007, announced by the People’s Bank of China

For the avoidance of doubt, if the figure of B dividing RMB16,000,000 turns out to be no more than five percent (5%), the figure of B shall be deemed as zero.

If the condition precedent specified in Section 2.3(e) is not fulfilled prior to or on March 31, 2007, the Company shall have the right to increase the figure of C to reflect any change in the fair market value of the Shares. If the Company sells or issues Shares to any third party other than in a form of employee stock option during two years from the date of this Agreement with a price lower than USD4.00 per Share (“New Share Price”), the Company shall issue additional Shares to the Subscribers so that the amount represented by all the Shares held by the Subscribers multiplying the New Share Price equals to the amount represented by the Tranche A Shares multiplying USD4.00.

Section 2.5 Determination of Number of Tranche A Stock Options

The number of the Tranche A Stock Options shall be calculated as follows:

U =	RMB4,300,000 C x D

U =	the number of the Tranche A Stock Options
C	shall have the meaning ascribed to in Section 2.4
D	shall have the meaning ascribed to in Section 2.4

The exercise price of each Tranche A Stock Option shall be based on the Share price of the Company at the time of the actual grant of such option and be consistent with the exercise price of stock options granted by the Company to other employees at that time.

The Subscribers shall have the right to determine the number of Tranche A Stock Options that will be issued to each Qualified Employee.

Section 2.6 Reasonable Endeavors

Each Party must use its reasonable endeavours to obtain the fulfilment of the conditions precedent as described under this Article 2, including procuring the performance by a third party. The Parties must keep each other informed of any circumstances which may result in any condition precedent under this Article 2 not being satisfied in accordance with its terms hereof.

ARTICLE 3 Tranche A Completion

Section 3.1 Time and Place of Completion

Tranche A Completion will take place at 11am on the Tranche A Completion Date at the offices of the Company at Zhongguancun Software Park, Building 8, 3rd Floor, Beijing, PRC or any other time and place agreed by the Company and the Subscribers.

Section 3.2 Subscriber’s Obligations at Completion

Unless otherwise waived in writing by the Company, at Tranche A Completion, the Subscribers agree to deliver to the Company the evidence that Worksoft’s being registered as the sole shareholder of Yinnuowei, the Employment Agreements respectively between Yinnuowei and Mr. Yu Hao and Mr. Wei Wei.

Section 3.3 Company’s Obligations at Completion

Unless otherwise waived in writing by the Subscribers, at Tranche A Completion, the Company agrees to:

(a) fax an instruction to the Company’s registered agent to issue the Tranche A Shares to the Subscribers together with the Company’s board resolution approving such issue. The Company shall deliver the share certificate for the Tranche A Shares to the Subscribers within ten days after the Tranche A Completion.

(b) deliver documents specifying the number of the Tranche A Stock Options to be issued by the Company to the Qualified Employees prior to the Tranche B Completion Date.

Section 3.4 Simultaneous Actions at the Tranche A Completion

In respect of the Tranche A Completion:

(a) The obligations of the Parties under this Agreement are interdependent; and

(b) All actions required to be performed for the Tranche A Completion will be taken to have occurred simultaneously on the Tranche A Completion Date.

ARTICLE 4 Tranche B Cash Payment and Tranche B Stock Options

Section 4.1 Tranche B Cash Payment and Tranche B Stock Options

(a) As the inducement for the Subscribers to enter into this Agreement and as consideration described in Section 4.2, the Company agrees to make the Tranche B Cash Payment to the Subscribers on the terms and conditions of this Agreement.

(b) The Company further undertakes to issue the Tranche B Stock Options to the Qualified Employees within one year after the Tranche B Completion Date on the terms and conditions of this Agreement and the Company’s stock option plan dated November 3, 2005.

Section 4.2 Consideration for the Tranche B Cash Payment

The consideration for the Company’s Tranche B Cash Payment shall be same with the one for the Company’s issuance and allotment of the Tranche A Shares.

Section 4.3 Conditions to the Tranche B Completion

Completion of making of the Tranche B Cash Payment and the Company’s undertaking on issuance of the Tranche B Stock Options is conditional on:

(a) (Audit on Yinnuowei for Year 2007) the financial statement of Yinnuowei for the year of 2007 has been audited by the accounting firm designated by the Company in accordance with the US GAAP. The audit shall occur and be completed within the first 3 calendar months of 2008.

(b) (Shareholders’ approval) the shareholders of the Company (in respect of both Shares and preferred shares) approving or consenting to the Tranche B Cash Payment and the issuance of the Tranche B Stock Option.

(c) (Board approval) the board of directors of the Company having duly approved the Tranche B Cash Payment and the issuance of the Tranche B Stock Option.

(d) (Governmental approvals) if legally required, each Subscriber having used its reasonable endeavor to obtain all necessary governmental approvals for the acceptance of the Tranche B Cash Payment and produce the approval documents to the Company.

The Parties hereby agree that the conditions precedent under this Section 4.3 shall be satisfied or waived by the Company by March 31, 2008.

Section 4.4 Determination of Amount of Tranche B Cash Payment

Tranche B Cash Payment shall be made by the Company in USD and the amount of the Tranche B Cash Payment shall be calculated based on the Net Profits of Yinnuowei for the year of 2007 as follows:

Y=	E - F - H G

Y =	the amount of the Tranche B Cash Payment
E =	I x (J-K)
	J =	Net Profits of Yinnuowei for the year of 2007
	K =	the shortfall of the adjusted Net Profits of Yinnuowei for the year of 2006, audited by an accounting firm appointed by the Company, from the sum of RMB7,800,000. If the adjusted Net Profits of Yinnuowei for the year of 2006 turns out to be no less than RMB 7,800,000, the figure of K shall be deemed as zero.
	I =	(i) If J turns out to be no less than RMB 10,000,000, the figure of I shall be deemed as 3.1. If, as a result, the figure of E turns out to be more than RMB37,000,000, the figure of E shall be deemed as RMB 37,000,000.

(ii) If J turns out to be less than RMB10,000,000, the figure of I shall be deemed as 1.9. If, as a result, the figure of E turns out to be less than RMB 7,000,000, the figure of E shall be deemed as RMB7,000,000.
F =	the aggregate amount of account receivables and other distressed assets of Yinnuowei as of December 31, 2007 that occurred prior to Worksoft’s being registered as the sole shareholder of Yinnuowei.
G =	the exchange rate between USD and RMB on the date immediately prior to the Tranche B Completion Date, announced by the People’s Bank of China
H =	[10% (E - F +RMB29,000,000) – RMB4,300,000]. If the figure of H turns out to be less than zero, the figure of H shall be deemed as zero.

Section 4.5 Determination of Number of the Tranche B Stock Options

The number of the Tranche B Stock Options shall be calculated as follows:

V =	H C x D

V =	the number of the Tranche B Stock Options
C	shall have the meaning ascribed to in Section 2.4
D =	7.7815, the exchange rate between USD and RMB on January 23, 2007, announced by the People’s Bank of China
H	shall have the meaning ascribed to in Section 4.4. If the figure of H turns out to be less than zero, the figure of V shall be deemed as zero.

The exercise price of each Tranche B Stock Option shall be based on the Share price of the Company at the time of the actual grant of such option and be consistent with the exercise price of stock options granted by the Company to other employees at that time.

The Subscribers shall have the right to determine the number of Tranche B Stock Options that will be issued to each Qualified Employee.

Section 4.6 Reasonable Endeavors

Each Party must use its reasonable endeavours to obtain the fulfilment of the conditions precedent as described under this Article 4, including procuring the performance by a third party. The Parties must keep each other informed of any circumstances which may result in any condition precedent under this Article 4 not being satisfied in accordance with its terms hereof.

ARTICLE 5 Tranche B Completion

Section 5.1 Time and Place of Completion

Tranche B Completion will take place at 11am on the Tranche B Completion Date at the offices of the Company at Zhongguancun Software Park, Building 8, 3rd Floor, Beijing, PRC or any other time and place agreed by the Company and the Subscribers.

Section 5.2 Subscriber’s Obligations at Completion

Unless otherwise waived in writing by the Company, at the Tranche B Completion, the Subscribers agree to deliver to the Company written information of the bank account they jointly designated to receive the Tranche B Cash Payment.

Section 5.3 Company’ Obligations at Completion

Unless otherwise waived in writing by the Company, at the Tranche B Completion, the Company agrees to:

(a) subject to Sections 6.2(d) and (e), after offsetting, if there is any remaining amount of the Tranche B Cash Payment, instruct its bank to remit such amount in immediately available fund to the account jointly designated by the Subscribers;

(b) deliver documents specifying the number of the Tranche B Stock Options to be issued to the Qualified Employees within one year after the Tranche B Completion Date.

Section 5.4 Simultaneous Actions at Tranche B Completion

In respect of the Tranche B Completion:

(a) The obligations of the Parties under this Agreement are interdependent; and

(b) All actions required to be performed for the Tranche B Completion will be taken to have occurred simultaneously on the Tranche B Completion Date.

ARTICLE 6 Further Undertakings

Section 6.1 Buyback of the Tranche A Shares

(a)	The Parties hereby agree that:

(i)	if the Net Profits of Yinnuowei for the year of 2007 audited by the accounting firm appointed by the Company turns out to be less than RMB10,000,000, the Company shall have the right to buy back 20% of the Tranche A Shares from the Subscribers at the price of USD4.00 per Tranche A Share.

(ii)	if the Net Profits of Yinnuowei for the year of 2007 audited by the accounting firm appointed by the Company turns out to be less than RMB6,000,000, the Company shall have the right to buy back all of the Tranche A Shares at the price of USD4.00 per Tranche A Share.

(iii)	if the Net Profits of Yinnuowei for the year of 2007 audited by the accounting firm appointed by the Company turns out to be less than RMB3,000,000, the Company shall have the right to buy back all of the Tranche A Shares at the price of USD2.40 per Tranche A Share.

(b)	The Parties hereby further agree that if any of the Qualified Employees resigns on his/her own accord from Yinnuowei and/or the Subsidiaries within the term of his/her employment agreement, the Stock Options issued to such Qualified Employees shall cease to be effective and same number of Stock Options shall be issued to other Qualified Employees.

Section 6.2 Grant of the Loan

(a) Subject to Section 6.3 of this Agreement, the Company hereby undertakes to grant a loan in an aggregate amount of no more than the USD equivalent to RMB18,000,000 (the “Loan”) to the Subscribers. The Subscribers hereby confirm that the Company has already funded the Subscribers an aggregate amount of RMB8,000,000 on the date hereof in connection with the Equity Transfer Agreement. The remaining RMB10,000,000 shall be funded by procuring Yinnuowei to forgive Yinnuowei’s existing loan to the Subscribers in an aggregate amount of RMB10,000,000. The Subscribers shall issue a receipt to the Company evidencing they have fully received the Loan.

(b) The Loan shall be matured and repaid in full with the interests accrued by the Subscribers to the Company at the Tranche B Completion Date (“Repayment Date”).

(c) Interest shall accrue on the outstanding balance of the Loan commencing from the Funding Date at the annual rate of 5% calculated on a basis of a year of three hundred sixty five (365) days.

(d) If the amount of the Tranche B Cash Payment is equivalent to or more than the Loan (including the accrued interest), the Company shall have the right to offset the Tranche B Cash Payment with the Loan. In such case, the Subscribers are not obliged to repay the Loan and the Loan shall be deemed as fully repaid.

(e) If the Tranche B Cash Payment is less than the Loan (including the accrued interest), the Company shall have the right to offset the Tranche B Cash Payment with the Loan and the shortfall of the Loan shall be fully repaid by the Subscribers on the Repayment Date.

Section 6.3 Security for the Loan

(a) To secure the Loan provided by the Company to the Subscribers, the Subscribers agree to pledge all of the Tranche A Shares to the Company at the Funding Date as security for the Loan and upon request by the Company, to sign all documents and take all actions necessary or appropriate to effect such pledge.

(b) The pledge of the Tranche A Shares shall be fully discharged upon fully repayment of the Loan and the accrued interest, upon which the Company agrees to sign all documents and take all actions necessary or appropriate to effect the discharge of the pledge.

ARTICLE 7 Company’s Warranties

Section 7.1 Accuracy of Statements

The Company represents and warrants to the Subscribers that each of the following statements is true, accurate, and not misleading in any material respect with respect to the subject covered therein as of the date of this Agreement and will be true, accurate, and not misleading in any material respect as at the Tranche A Completion Date and Tranche B Completion Date as if made on and as of each of those dates:

(a) (Organization, Good Standing and Qualification) The Company is duly organized, validly existing and in good standing under, and by virtue of , the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted;

(b) (Power) It has the power to enter into and perform this Agreement and has obtained all necessary consents and authorizations to enable it to do so;

(c) (Binding Obligation) This Agreement constitutes valid and binding obligations upon it enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles;

(d) (No Breach) This Agreement and Completions do not conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound;

(e) (No Litigation; No Material Change) No action shall have been threatened or instituted against the Company seeking to enjoin, or challenge the validity of, or assert any liability against the Company. There shall be no material adverse change to the business operation of the Company;

(f) (No Creditors Arrangement) No voluntary arrangement has been proposed or reached with any creditors of the Company;

(g) (Solvency) The Company is able to pay its debts as and when they fall due.

Section 7.2 Separate Warranties

Each warranty is to be treated as a separate representation and warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.

ARTICLE 8 Subscriber’s Warranties

Section 8.1 Accuracy of Statements

The Subscribers jointly and severally represent and warrant to the Company that each of the following statements is true and accurate and not misleading in any material respect on the date of this agreement and will be true and accurate and not misleading in any material respect as at the Tranche A Completion Date as if made on each of those dates:

(a) (Organization, Good Standing and Qualification) It is duly organized, validly existing and in good standing under, and by virtue of , the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted;

(b) (Power) It has the power to enter into and perform this agreement and has obtained all necessary consents and authorizations to enable it to do so;

(c) (Binding Obligation) This Agreement and the Tranche A Completion and the Tranche B Completion constitute valid and binding obligations upon it enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles;

(d) (No Breach) This Agreement and the Tranche A Completion and the Tranche B Completion do not conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound;

(e) (No Litigation; No Material Change) No action shall have been threatened or instituted against it seeking to enjoin, or challenge the validity of, or assert any liability against it. There shall be no material adverse change to its business operation;

(f) (No Creditors Arrangement) No voluntary arrangement has been proposed or reached with any of its creditors;

(g) (Compliance with Laws) It is not required to obtain any consents or approvals from, or file a record with, any third party or government authority in connection with subscription of the Tranche A Shares, receipt of the Tranche B Cash Payment and receipt of the Loan; and

(h) (Solvency) It is able to pay its debts as and when they fall due.

Section 8.2 Separate Warranties

Each warranty is to be treated as a separate representation and warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.

Section 8.3 Agreement

Each of the Subscribers agrees to be bound by all the terms and provisions of the memorandum and articles of association of the Company. The terms and provisions attached to the Tranche A Shares shall be the same as those attached to the Shares of the Company held by other shareholders.

ARTICLE 9 Confidentiality

Section 9.1 Disclosure of Confidential Information

All Confidential Information exchanged between the Parties under this agreement or during the negotiations preceding this agreement is confidential to them and may not be disclosed to any person except:

(a) employees, legal advisers, auditors and other consultants of the Party or its affiliated entities requiring the information for the purposes of this Agreement;

(b) with the consent of the Party who supplied the information which consent may be given or withheld in its absolute discretion;

(c) if a Party is required to do so by law or a stock exchange; or

(d) if a Party is required to do so in connection with legal proceedings relating to this Agreement.

ARTICLE 10 Announcements

Section 10.1 Public Announcements

Subject to Section 10.2, neither Party may make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other Party’s written consent. That consent is not to be unreasonably withheld or delayed.

Section 10.2 Public Announcements Required by Law

Section 10.1 does not apply to a public announcement, communication or circular required by law or a regulation of a stock exchange, if the Party required to make or send it has, if practicable, first consulted and taken into account the reasonable requirements of the other Parties.

ARTICLE 11 Costs

Section 11.1 Costs and Expenses

The Company and the Subscribers agree to pay their own legal and other costs and expenses in connection with the negotiation, preparation, execution and completion of this Agreement and of other related documentation.

ARTICLE 12 Notices

Section 12.1 Form

Unless expressly stated otherwise in this Agreement, all notices, certificates, consents, approvals, waivers and other communications in connection with this Agreement must be in writing, signed by the sender (if an individual) or an authorised officer of the sender (if a company) and marked for the attention of the person as follows: or, if the recipient has notified otherwise, then marked for attention in the way last notified.

The Company:	Worksoft Creative Software Technology Co., Ltd.

Attention:	Sidney X. Huang

Address:	Zhongguancun Software Park, Building 8, 3/F, Beijing, PRC, 100094

Fax:	86 (10) 8282-5058

Ultra :

Attention:	Grace Young

Address:	Lynch Consulting, Rm 1212, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong

Fax:	852-2523-9382

Space:

Attention:	Grace Young

Address:	Lynch Consulting, Rm 1212, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong

Fax:	852-2523-9382

Section 12.2 Delivery

They must be:

(a)	left at the address set out or referred to in the above Section 12.1;

(b)	sent by courier to the address set out or referred to in the above Section 12.1;

(c)	sent by fax to the fax number set out or referred to in the above Section 12.1; or

(d)	given in any other way permitted by law.

However, if the intended recipient has notified a changed postal address or changed fax number, then the communication must be to that address or number.

Section 12.3 When Effective

They take effect from the time they are received unless a later time is specified.

Section 12.4 Receipt - Courier

If sent by post, they are taken to be received three days after sending by courier.

Section 12.5 Receipt - Fax

If sent by fax, they are taken to be received at the time shown in the transmission report as the time that the whole fax was sent.

Section 12.6 Receipt - General

Despite Sections 12.4 and 12.5, if they are received after 5.00pm in the place of receipt or on a non-Business Day, they are to be taken to be received at 9.00am on the next Business Day.

ARTICLE 13 General Provisions

Section 13.1 Discretion in Exercising Rights

A Party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this Agreement expressly states otherwise.

Section 13.2 Partial Exercising of Rights

If a Party does not exercise a right or remedy fully or at a given time, the Party may still exercise it later.

Section 13.3 No Liability for Loss

A Party is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy under this Agreement.

Section 13.4 Approvals and Consents

A Party may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless this Agreement expressly provides otherwise. By giving its approval or consent a Party does not make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.

Section 13.5 Remedies Cumulative

The rights and remedies provided in this Agreement are in addition to other rights and remedies given by law independently of this Agreement.

Section 13.6 Variation and Waiver

A provision of this Agreement or a right created under it, may not be waived or varied except in writing, signed by the Party or Parties to be bound.

Section 13.7 No merger

The warranties, undertakings and indemnities in this Agreement do not merge on the Tranche A Completion or the Tranche B Completion.

Section 13.8 Indemnities

The indemnities in this Agreement are continuing obligations, independent from the other obligations of the Parties under this Agreement and continue after this Agreement ends. It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity under this Agreement.

Section 13.9 Entire Agreement

This Agreement constitutes the entire agreement of the Parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

Section 13.10 Supplemental Agreement

The Parties shall otherwise sign a supplemental agreement before March 31, 2007 in a form satisfactory to all the Parties with respect to the corporate governance and operation of Yinnuowei.

Section 13.11 Construction

No rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of, or seeks to rely on, this Agreement or any part of it.

ARTICLE 14 Governing Law and Dispute Resolution

Section 14.1 Governing law

This Agreement is governed by the law in force of the Hong Kong.

Section 14.2 Dispute Resolution

The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of Parties concerned, then each Party shall nominate one authorized senior officer as its representative. The Parties or their representatives, as the case may be, shall, within thirty (30) days of a written request by any Party to call such meeting, meeting in person and alone and shall attempt in good faith to resolve the dispute.

In the event the Parties or their representatives are unable to settle a dispute regarding this Agreement, such dispute shall be referred to and finally settled by arbitration by one arbitrator at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with its rules in effect.

ARTICLE 15 Counterparts

This Agreement may consist of a number of copies, each signed by one or more Parties to this Agreement. If so, the signed copies are treated as making up the one document and the date on which the last counterpart is executed will be the date of this Agreement.

IN WITNESS WHEREOF, this Subscription Agreement has been signed on behalf of each of the Parties hereto as of the date first written above.

Company

Thinkplus Investments Limited

By:	/s/ Chen Shuning
Name:	Shuning CHEN
Title:	Chairman

Subscribers

Ultra Link Holdings Limited

By	/s/ Hao YU
Name:	Hao YU
Title:	Director

Space Link Holdings Limited

By	/s/ Wei Wei
Name:	Wei WEI
Title:	Director